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                                          GENETICS INSTITUTE, INC. AND SUBSIDIARIES
                                                          EXHIBIT 11
                                              Computation of Earnings Per Share
                                      (unaudited-in thousands, except per share amounts)

    Primary earnings (loss) per common share is computed by dividing net income (loss), after deducting applicable preferred stock dividends, by the weighted average number of shares of common stock and common stock equivalents outstanding.

    Common stock equivalents consist of stock options and warrants and are not included in the calculation of loss per share because their effect is considered antidilutive.
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                                               Three Months         Three Months          Nine Months          Nine Months
                                                   Ended                Ended                Ended                Ended
                                            September 30, 1994     August 31, 1993     September 30, 1994    August 31, 1993
                                            ------------------     ---------------     ------------------    ---------------
Primary Earnings Per Share
- - --------------------------
Weighted average number of shares
  outstanding                                      26,474               25,320               26,401               24,728
Shares deemed outstanding from the
  assumed exercise of stock options
  and warrants reduced by the number
  of shares purchased with proceeds                 1,077                    -                    -                    -
                                                ---------            ---------            ---------            ---------

  Total                                            27,551               25,320               26,401               24,728
                                                ---------            ---------            ---------            ---------

Net income (loss)                               $  12,643            $  (5,548)           $  (6,951)           $ (16,560)
Preferred stock dividends                               -               (1,144)                   -               (3,436)
                                                ---------            ---------            ---------            ---------

Net income (loss) applicable to
  common shares                                 $  12,643            $  (6,692)           $  (6,951)           $ (19,996)
                                                ---------            ---------            ---------            ---------

Primary earnings (loss) per common
  share                                         $     .46            $    (.26)           $    (.26)           $    (.81)
                                                =========            =========            =========            =========

Fully Diluted Earnings Per Share (A)
- - ------------------------------------

Weighed average number of shares
  outstanding                                      26,474                    -                    -                    -
Shares deemed outstanding from the
  assumed exercise of stock options
  and warrants reduced by the number
  of shares purchased with proceeds                 1,732                    -                    -                    -
                                                ---------            ---------            ---------            ---------

Total                                              28,206                    -                    -                    -
                                                ---------            ---------            ---------            ---------

Net income                                      $  12,643            $       -            $       -            $       -
                                                ---------            ---------            ---------            ---------


Fully diluted earnings per common share         $     .45            $       -            $       -            $        -
                                                =========            =========            =========            ==========

(A)  Fully diluted earnings per share of Common Stock has not been presented for loss periods as the effect would be antidilutive.
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